EXHIBIT 10.25
Form of Technology and Trademark License Agreement
Superconductor Technologies Inc., a Delaware corporation Superconductor Investments (Mauritius) Ltd (“STI”) and BAOLI Superconductor Technology Co, Ltd, a technologically-advanced contractual joint venture in the People’s Republic of China (“BSTC”), make this License of Technology and Trademark Agreement (“License Agreement”) as of                 , 2007. Certain capitalized terms are defined in Schedule A—Definitions.
Recitals
A. Hunchun BaoLi Communications Co. Ltd., a Chinese enterprise (“BaoLi Communications”) and STI have established BSTC as a technologically-advanced contractual joint venture, within the territory, and under the laws, of the People’s Republic of China to manufacture, market and sell the Product in the Territory and to manufacture the Product for export from the Territory by sale to STI and its designees.
B. STI makes this License Agreement with BSTC: (a) to enable it (i) to manufacture the Product in the Territory so that BSTC may market and sell such Product in the Territory and (ii) to manufacture the Product for export from the Territory by sale to STI and its designees pursuant to that certain Export Supply Agreement entered into by and between the parties (the “Export Supply Agreement”); and, (b) to use certain marks of STI in connection with the foregoing.
Now therefore, in consideration of the promises herein, and for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
1. Grant of Technology License
As of the Effective Date, STI grants to BSTC, subject to the limitations of this License Agreement, an exclusive license, for a term of thirty years (subject to earlier termination as provided herein), without any right to sub-license, to use the Technology within the Territory solely to the extent needed to make, reproduce, and manufacture, the Product: (i) to market, sell, and offer for sale such Product solely for use within the Territory, in every instance only for Qualified Uses, and (ii) to sell such Product to STI and its designees for use outside the Territory pursuant to the terms of the Export Supply Agreement. For the avoidance of doubt, BSTC expressly agrees that this license to use the Technology shall not serve to restrict in any manner STI’s exercise of rights with regard to the Technology outside the Territory. As an express condition of this license, BSTC shall not have the right to modify or create derivative works of the Technology without the express permission of STI, nor to use the Technology to make, reproduce, manufacture, market, sell, or offer for sale any products other than the Product. All rights not expressly granted herein regarding the Technology are reserved to STI.
2. Grant of Trademark License
As of the Effective Date, STI grants to BSTC, subject to the limitations of this License Agreement, an exclusive, royalty-free license, coterminous with the license of Section 1, without any right to sub-license, to use the Licensed Trademarks only in connection with the manufacture, sale and service of the Product within the Territory, in each case only for Qualified Uses and only as the Product is permitted to be manufactured, sold and serviced in conformity with the license granted in Section 1.
Confidential

EXHIBIT 10.25
3. Related Services
3.1 Transition Assistance During the first year after the Effective Date, (i) STI will supply BSTC with kits for up to 500 units of the Product, priced at direct material and labor cost plus 20%, as reasonably requested by BSTC on not less than 90 days’ notice and (ii) STI will provide reasonable consulting support to BSTC’s efforts in assembling the kits and acquiring and/or building the specialty equipment and fixtures necessary to manufacture the Product in accordance with the training plan attached to this Agreement as Schedule E—Training Plan. BSTC will pay for all costs required to send its technical staff to STI to be trained; as well as the expenses (living and travel costs within the Territory) of any STI staff while within the Territory. STI will pay for any travel costs to get its personnel to the Territory as required by the training plan. STI may sell any excess equipment and fixtures it may have to BSTC as mutually agreed.
3.2 Manufacturing arrangements
If STI determines that it wishes to have the Product made in China, upon STI’s request from time to time, BSTC will manufacture the Product for sale by STI outside the Territory, priced to STI at direct material and labor cost plus 20%.
The parties acknowledge that certain aspects of the manufacturing process may be retained by STI based on factors including economics, feasibility and regulatory climate. To the extent consistent with compliance with any prohibitions as to export of pertinent technology, STI will sell to BSTC, priced to BSTC at direct material and labor cost plus 20%, any components as to which it retains the manufacturing process.
4. Royalties; payment terms
4.1 Royalties
In consideration, and as a condition to the continuance, of the license granted under Section 1, BSTC shall timely pay STI royalties equal to the greater of (i) 7% of Revenues for the corresponding quarter or (ii) any applicable Minimum Royalty for the corresponding quarter. No payment of Minimum Royalty hereunder is creditable towards royalty due for future quarters.
4.2 Reporting; payment
During the term of this Agreement and for a period of two (2) years thereafter, BSTC shall keep and maintain all books of account relating to Revenue reasonably needed to support the calculation of royalties under this Agreement at its principal offices, in conformity with generally accepted accounting practices as observed in the United States. Within 15 days after the end of each calendar quarter, BSTC shall render a Royalty Statement to STI. BSTC shall pay to STI the royalty due for each calendar quarter within 15 days after the end of each calendar quarter by wire transfer in United States Dollars in readily available funds to an account designated by STI in the United States or such other place as STI may identify.
STI may audit the books and records of BSTC relating to the calculation of any Royalty Statement. BSTC shall pay all costs and expenses of any audit if it shows an underpayment in connection with any such Royalty Statement by more than 5%.
4.3 Taxes
In the event that BSTC is required by the laws of the People’s Republic of China to withhold or deduct any taxes, levies, fees, imposts, duties or similar charges (“Local Taxes”) from any payments hereunder to STI, or in the event that payments by BSTC to STI hereunder are otherwise subject to Local Taxes (in each case other than the national withholding tax on Chinese-source royalties paid to nonresidents of China that is currently imposed under Chinese domestic law (the “Withholding
Confidential

EXHIBIT 10.25
Tax”), but only to the extent that the Withholding Tax does not exceed a rate of 10%) then BSTC will pay such additional amounts to STI as shall be necessary in order that the net amounts received by STI, after withholding, deduction or payment of such Local Taxes, equal the amounts that would otherwise have been receivable by STI pursuant to this License Agreement in the absence of such Local Taxes.
5. Ownership matters
5.1 Technology
As between the parties, STI retains all title, and (except as expressly granted in this License Agreement) all rights and interest in and to the Technology and any and all portions thereof. BSTC hereby grants to STI a perpetual royalty-free license, with right to sublicense, to all rights, title and interest in and to any BSTC Technology, which license shall be non-exclusive for the Territory and exclusive outside the Territory. STI consents to the grant by BSTC to BaoLi Communications of a perpetual, non-exclusive royalty-free license for the Territory to all rights, title and interest in and to any BSTC Technology.
5.2 Licensed Trademarks
All right, title and interest in and to the Licensed Trademarks, other than the specific rights granted to BSTC in this License Agreement, are retained by STI for its own use or license to others. BSTC recognizes the value of the goodwill associated with the Licensed Trademarks and acknowledges that (as between the parties) such goodwill belongs exclusively to STI. BSTC agrees that (i) it will not assert any interest or property rights in any rights included in the Licensed Trademarks other than the license set forth herein; (ii) all permitted uses of the Licensed Trademarks by BSTC shall inure to the benefit of and be on behalf of STI; and (iii) nothing in this License Agreement shall give BSTC any interest in the Licensed Trademarks other than the right to use the Licensed Trademarks in accordance with this License Agreement. BSTC shall not attack, directly or indirectly, the validity of the Licensed Trademarks or STI’s title in or to the Licensed Trademarks. BSTC will not modify, enhance, or create a derivative work of the Licensed Trademarks (“Junior Marks”) without the prior written consent of STI, and STI will own all right, title and interest in and to the Junior Marks, including all intellectual property rights therein. BSTC irrevocably transfers and assigns to STI, and agrees to irrevocably transfer and assign to STI, all right, title and interest in and to the Junior Marks, including all intellectual property rights therein. At STI’s request and expense, during and after the term of this License Agreement, BSTC will assist and cooperate with STI in all respects (and will cause its employees and subcontractors to assist and cooperate with STI in all respects), and will execute documents (and will cause its employees and subcontractors to execute documents), and will take such further acts reasonably requested by STI to enable STI to acquire, perfect, maintain and enforce STI’s intellectual property rights in and to the Junior Marks. BSTC hereby appoints the officers of STI as BSTC’s attorney-in-fact to execute documents on behalf of BSTC and its employees and subcontractors for this limited purpose. BSTC also, on behalf of itself and its employees and subcontractors, irrevocably transfers and assigns to STI, and agrees to irrevocably transfer and assign to STI, and waives and agrees never to assert, any and all moral rights that BSTC or its employees or subcontractors may have in or with respect to the Junior Marks, even after termination of the licenses granted by this License Agreement. BSTC will not register, nor attempt to register, any trade name, domain name, service mark, or trademark which, in whole or in part, incorporates or is confusingly similar to the Licensed Trademarks.
5.3 Clearances
BSTC will be responsible for verifying that its use of any patent rights, trademark rights or other intellectual property rights related to the manufacture, marketing or sale of the Product in the
Confidential

EXHIBIT 10.25
Territory, including the Technology and the Licensed Trademarks, does not violate intellectual property rights of any other person.
5.4 Filings; costs
BSTC agrees to assist STI: (i) in recording this License Agreement with appropriate government authorities where such recording is required by law or regulation or where such recording is permitted or desired by STI; and, (ii) in applying in the name of STI for patents and/or trademarks on all or any of the Technology or the Licensed Trademarks in the Territory. BSTC shall not apply for any patents on the Technology without the prior written consent of STI. All costs associated with recording this License Agreement, the licenses granted herein and registering, maintaining, or renewing rights in and to the Technology or Licensed Trademarks in the Territory shall be borne by BSTC.
5.5 Infringements
If, at any time, BSTC learns that another party is or may be making unauthorized use of the Licensed Trademarks or the Technology, BSTC agrees to give STI prompt notice of that infringement. STI, at its option and for its own account, may take actions with respect to any such infringement and any other infringements, and BSTC agrees to cooperate with STI (at the sole expense of STI) in connection with any action taken by STI with respect to infringements.
5.6 Use
During the term of this License Agreement, BSTC agrees sufficiently to use and employ the Licensed Marks so as to maintain and preserve the legal validity and enforceability of the Licensed Marks in the Territory.
5.7 Quality Control
(i) Maintenance of Quality. BSTC agrees that its manufacture of the Product and its marketing and service thereof will be of high quality and at least of the quality offered by STI at the time that this License Agreement is entered. BSTC agrees that it will maintain the same level of quality for its manufacture of the Product and its marketing and service thereof throughout the term of this License Agreement and throughout any renewals thereof.
(ii) Investigation. STI may periodically request samples of marketing materials showing use of the Licensed Trademarks to view how BSTC is using the Licensed Trademarks. BSTC shall comply with all reasonable instructions given by STI to BSTC as to the use of the Licensed Trademarks. STI will have the right to access BSTC’s premises during normal business hours on reasonable advance notice for the purpose of inspecting the facilities used by BSTC in connection with the manufacturing, marketing and service of the Product associated with the Licensed Trademarks in order to ensure the quality thereof.
6. Competition
6.1 Direct or indirect competition
During the term of this License Agreement, except as permitted hereunder BSTC will not directly or indirectly promote market or sell any products in or outside the Territory which compete directly or indirectly with any STI products, nor will it assist any other person in doing so.
6.2 Notification of opportunities
If STI learns of any opportunity for marketing the Product within the Territory, it will promptly notify BSTC, and if BSTC learns of any opportunity for marketing the Product outside the Territory, it will promptly notify STI.
Confidential

EXHIBIT 10.25
7. Compliance with Law
7.1 Export
BSTC agrees to comply strictly with any and all laws and regulations of the United States applicable to the transfer of Technology and Products, whether by sale, lease, license, technical assistance, or any other means of distribution. Without limitation, in no case may BSTC transfer any Technology or Products in any manner or to any party in violation of the Export Administration Regulations (15 CFR Parts 730—774.1) or the regulations of the Office of Foreign Assets Control, U.S. Treasury Department (31 CFR Parts 500—598), or other U.S. Government agency with jurisdiction of same. BSTC shall be responsible for obtaining any and all U.S. Governmental approvals of such transfers, with the reasonable assistance of STI. This Agreement, and the license in Section 1, shall not grant any license to any technology to the extent that such licensing is prohibited by any applicable laws, regulations or other US government policies.
7.2 Civilian Use Only
None of the Technology transferred to BSTC by STI will be applied to or in any other way used by BSTC to design or manufacture any Product for use in a military environment or by a military end-user. Without limiting the generality of the foregoing, no Product designed or manufactured by BSTC will be sold or otherwise distributed, directly or indirectly, to any “entity” identified by the U.S. Government in Part 744 of the Export Administration Regulations, or to any customer who is classified as a “military end user” by the U.S. Government without the express advance approval by the U.S. Government.
7.3 Law; Foreign Corrupt Practices Act
BSTC agrees to comply with all laws, statutes, regulations, rules, ordinances, orders, or other legal requirements, including, but not limited to the U.S. Foreign Corrupt Practices Act, and Chinese law covering a similar subject matter, and to obtain and maintain all licenses and permits required to perform its obligations hereunder. BSTC acknowledges that the U.S. Foreign Corrupt Practices Act, and Chinese law covering a similar subject matter, specifically prohibits employees or agents or consultants of Chinese or United States corporations and their domestic and foreign subsidiaries from offering or making payments (whether made in China, the United States or elsewhere) to employees or agents of foreign governments (or government controlled entities) for the purpose of influencing official acts or decisions. Payments or offers of payment intended for government officials disguised as compensation to agents, consultant fees and the like violate the law as much as direct payments and are not to be made. BSTC agrees that: (i) no undisclosed or unrecorded account, fund, or assets of the other shall be established by it for any purpose nor shall any account, fund, or assets of either be held in the name of another entity or person; (ii) no false, misleading, or artificial entries shall be made in the books and records of either by the other for any reason and no arrangement that results in such entries or in any arrangement that omits to make entries that properly should be made; (iii) no payment from funds of either shall be approved or made by the other with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting such payment; and (iv) all payments of any nature made by either on behalf of the other will be properly identified and recorded by it, and be made only in accord with the provisions of valid purchase orders, subcontracts, blanket orders, and written sales agency or consulting agreements and that full value will be received for each such payment. BSTC further agrees to adopt and apply the compliance procedures applicable thereto reasonably approved by Licensor and to conduct employee training and to audit business transactions in a manner and at such times appropriate to ensure compliance with the Foreign Corrupt Practices Act and similar laws and regulations of such other countries.
Confidential

EXHIBIT 10.25
8. Default and termination
8.1 Causes of termination
The licenses granted by Section 1 and 2 shall terminate if an Event of Default has occurred as provided in Section 8.2 and any non-defaulting party elects to terminate such licenses. Such licenses shall also terminate on the termination of the BSTC joint venture. The election by a party to terminate such licensees shall not be the exclusive remedy, and such party shall retain any and all remedies available under law, equity, or this License Agreement.
8.2 Events of Default
The occurrence of any of the following events shall constitute an Event of Default on the part of the party in respect of which such event occurs (the “Defaulting Party”):
(i)	any material default in performance of, or any material failure to comply with, this License Agreement or any other agreements, obligations or undertakings of such party to the other party, and the continuation of such default for thirty (30) days following notice of such default from the other party;
(ii)	the incorrectness in any material respect of any representation or warranty contained in this License Agreement or in any certificate or document delivered hereunder;
(iii)	the institution by a party of proceedings of any nature under any laws, whether now existing or subsequently enacted or amended, for the relief of debtors wherein such party is seeking relief as debtor;
(iv)	a general assignment by a party for the benefit of creditors, the admission by a party in writing of its inability to pay its debts as they mature, or the institution by a party of a proceeding under any provision of bankruptcy or insolvency law as now existing or hereafter amended or becoming effective; or
(v)	the appointment of a receiver for a party or a substantial portion of its assets which appointment is not vacated within sixty (60) days after the filing thereof.
8.3 Effect of termination; remedies
The termination under Section 8.2 of the licenses granted by Sections 1 and 2 shall not relieve any party from its other obligations hereunder, including any liability for past breaches.
9. Indemnification
9.1 Indemnification by STI
STI will defend, indemnify and hold harmless BSTC and its officers, directors, employees, shareholders, customers, agents, and permitted successors and assigns from and against any and all loss, damage, settlement or expense (including legal expenses), as incurred, resulting from or arising out of (i) any breach of this License Agreement by STI or (ii) any third-party claim based on Product sold by STI or its assignees outside the Territory, other than claims arising in conjunction with a breach by BSTC of its obligations pursuant to this License Agreement.
9.2 Indemnity by BSTC
BSTC will defend, indemnify and hold harmless STI and its officers, directors, employees, shareholders, customers, agents, and permitted successors and assigns from and against any and all loss, damage, settlement or expense (including legal expenses), as incurred, resulting from or arising out of (i) any breach of this License Agreement by BSTC or (ii) any third-party claim based on Product sold by BSTC or its assignees, or any other activities of BSTC, whether in connection with the Licensed Trademarks or otherwise, other than claims arising in conjunction with a breach by STI of its obligations pursuant to this License Agreement.
Confidential

EXHIBIT 10.25
9.3 Procedure
(i)	Notice. Promptly upon receipt by an indemnified party of a notice of a claim by a third party that may give rise to a claim hereunder, the indemnified party shall give written notice thereof to the indemnifying party, although failure to do so shall not affect the right to indemnification except to the extent of actual prejudice.

(ii)	Control of defense. The indemnified party shall allow the indemnifying party to assume control of the defense of any such action brought by a third party so long as such defense will be conducted by reputable attorneys retained by the indemnifying party at the indemnifying party’s cost and expense and the indemnifying party agrees to be solely responsible for satisfying the claim. The indemnified party will have the right to participate in such proceedings and to be separately represented by attorneys of its own choosing at its own expense.

(iii)	Effect. The indemnifying party may contest or settle any third party claim on such terms as the indemnifying party may choose; however, the indemnifying party will not have the right, without the indemnified party’s written consent, to settle any such claim if such settlement (i) arises from or is part of any criminal action, suit or proceeding, (ii) contains an admission of wrongdoing on the part of the indemnified party, or (iii) provides for injunctive relief which is binding on the indemnified party or limits its use of the Licensed Trademarks.
10. Confidentiality
10.1 Obligations
Each party agrees that (a) except as provided in Section 10.3, it shall maintain the confidential nature of any Confidential Information received from the other party, and (b) it shall use such Confidential Information solely for the purpose of meeting its obligations under this License Agreement and not in connection with any other business or activity. At the termination of the licenses granted under Sections 1 and 2, or any time upon demand of a disclosing party, each of the parties agrees to return any and all materials containing any Confidential Information.
10.2 Limitations on confidentiality obligations and use restrictions
The restrictions on use and the obligations of confidentiality contained in this License Agreement will not apply to any item or combination of items of information (a) that the receiving party can demonstrate (i) is then in the public domain by acts not attributable to such party, (ii) is disclosed to a third party on an unrestricted basis by the party to whom it belonged, (iii) is hereafter received on an unrestricted basis by the receiving party from a third party source who to the receiving party’s knowledge after due inquiry is not and was not bound by confidentiality obligations to the disclosing party, or (iv) was known to the receiving party as shown by its written records prior to the date of disclosure hereunder.
10.3 Actions if disclosure required
If the receiving party is requested pursuant to, or required by, applicable law or regulation or by legal process to make any disclosure otherwise prohibited hereunder, it shall provide the disclosing party with prompt notice of such requests or requirements prior to disclosure so that (a) the disclosing party (with the reasonable cooperation of the receiving party) may seek an appropriate protective order or other remedy and/or (b) the parties can seek in good faith to agree on the appropriate scope and approach to disclosure. If a protective order or other remedy is not obtained, the receiving party may furnish only that portion of the Confidential Information which, in the written opinion of counsel addressed to the disclosing party, it is legally compelled to disclose and shall use its reasonable efforts to obtain confidential treatment for the Confidential Information.
Confidential

EXHIBIT 10.25
10.4 Injunctions
The parties agree that remedies at law may be inadequate to protect against breach of this Article 10, and hereby agree to the granting of injunctive relief without proof of actual damage or requirement for posting of a bond.
11. General
11.1 Relationship of parties
Nothing contained in this License Agreement will be construed as creating any agency, partnership, or other form of joint enterprise between the parties. The relationship between the parties will at all times be that of independent contractors. Neither party will have authority to contract for or bind the other in any manner whatsoever. This License Agreement confers no rights upon either party except those expressly granted herein.
11.2 Authority
Each party represents that it has full corporate power and authority to enter into this License Agreement and comply with the terms and conditions hereof, and that the person signing this License Agreement on behalf of such party has been properly authorized and empowered to enter into this License Agreement.
11.3 Warranty disclaimer
STI does not warrant that the Product or the Technology will meet the needs of BSTC. STI warrants that any Product or component manufactured and delivered to BSTC by STI will, when delivered, conform to the documentation and specifications provided by STI. STI will replace any such STI Product that STI provides to BSTC and that is defective, upon request by BSTC made within thirty days after delivery of the defective item and upon return of the defective item. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 11.3, STI MAKES NO WARRANTIES TO ANY PERSON OR ENTITY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE SUBJECT MATTER OF THIS LICENSE AGREEMENT. STI SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NOR ARE THERE ANY WARRANTIES CREATED BY A COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. STI DOES NOT WARRANT THAT THE PRODUCT WILL MEET BSTC’S OR ANY CUSTOMER’S NEEDS OR BE FREE FROM ERRORS, OR THAT THE OPERATION OF THE PRODUCT WILL BE UNINTERRUPTED. THE FOREGOING EXCLUSIONS AND DISCLAIMERS ARE AN ESSENTIAL PART OF THIS AGREEMENT AND FORMED THE BASIS FOR DETERMINING THE ROYALTIES ASSESSED HEREUNDER.
11.4 Limitation of damages
STI’s liability for damages from any cause of action whatsoever, including liability for any claim of infringement of proprietary rights will not exceed the value of its ownership interest in BSTC. In no event will STI be liable for lost profits or other incidental or consequential damages of BaoLi Communications or of BSTC under any circumstances whatsoever, even if advised of the possibility of such damages.
11.5 Governing law
This License Agreement and all disputes arising out of or related to this License Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, will be construed, governed, interpreted and applied in accordance with the laws of California, without regard to conflict of laws principles. Except (i) with reference to enforcement of the obligations of Section 10, (ii) with reference to enforcement of any final judgment duly obtained, and (iii) as
Confidential

EXHIBIT 10.25
provided in this Section 11.5 and Section 11.6, the sole jurisdiction and venue for actions related to the subject matter hereof will be state and federal courts in Los Angeles, California and each of the parties hereto submits itself to this exclusive jurisdiction and venue of such courts for the purpose of such action. Each party acknowledges that its breach of this License Agreement may cause irreparable injury to the other for which monetary damages may not be an adequate remedy. Accordingly, and without prejudice from the dispute resolution mechanisms of Section 11.6, a party in the event of such a breach by the other will be entitled without the requirement for posting of any bond to seek injunctions or other equitable remedy in any jurisdiction through which the potential for irreparable injury may be mitigated or prevented.
11.6 Arbitration of disputes
(i)	The parties shall use reasonable efforts to resolve and settle amicably through consultations any dispute, controversy or claim (a “Dispute”) arising out of or in connection with this License Agreement or its validity, interpretation, performance, breach or enforceability.

(ii)	If any Dispute is not settled amicably through consultations within one hundred twenty (120) days of one party’s receipt of the other party’s notice of a Dispute, then any party involved in the Dispute may elect to submit such Dispute to arbitration, in which event such Dispute shall be exclusively and finally settled by binding arbitration in Singapore under the auspices of the Singapore International Arbitration Centre through a sole arbitrator.

(iii)	The arbitration proceedings shall be conducted in the English language, and all documentation to be reviewed by the arbitrator or submitted by the parties shall be in the English language. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law in effect at the time of the arbitration. However, if such rules are in conflict with the provisions here set forth, including the provisions concerning the appointment of the arbitrator, the provisions here set forth shall prevail.

(iv)	During arbitration, the parties shall perform this License Agreement to the fullest extent possible, except for the matter or matters in dispute.

(v)	The arbitrator shall render a written decision in English stating its reasons for its decision within twelve (12) months of the request for arbitration, and such award shall be final and binding upon the parties without any right of review or appeal. Any compensation shall be calculated and paid in United States Dollars.

(vi)	The Convention on the Recognition and Enforcement of Foreign Arbitral Awards (also known as the “New York Convention”) shall apply to this License Agreement and to any arbitral award or order resulting from any arbitration conducted hereunder. Judgment upon the award rendered by the arbitrator may be entered in any court of record of competent jurisdiction in any country, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the law of such jurisdiction may require or allow. The parties agree that the award of the arbitral tribunal shall be the sole and exclusive remedy among them regarding any and all claims and counterclaims presented to the tribunal. The parties further agree that this arbitration clause is an explicit waiver of any immunity or defense that may apply against the enforcement and execution of any arbitral award or any judgment thereon.

(vii)	The substantially prevailing party in an arbitration proceeding shall be entitled, in addition to such other relief as may be granted, to recover its attorneys’ fees and costs, and the other party shall pay all costs of the arbitration. The arbitrator shall determine which of the parties has substantially prevailed based upon an assessment of which party’s major arguments or positions
Confidential

EXHIBIT 10.25
taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues.
11.7 Attorneys fees
If the services of an attorney are required by any party to secure the performance of this License Agreement or otherwise upon the breach or default of another party to this License Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this License Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this License Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.
11.8 Assignment; transfer
This License Agreement and the rights and obligations hereunder are not transferable or assignable without the prior written consent of the parties hereto, except that a person or entity who acquires all or substantially all of the assets or business of STI, whether by sale, merger or otherwise will have the right to assume all the rights and obligations of STI hereunder.
11.9 Notices
All notices will be in writing and sent by express courier (with written acknowledgment of receipt), to the following addresses, or such other address as either party may provide under this Section 11.9:

To BSTC:

Jilin Province
People’s Republic of China
Attention:
To STI:
Superconductor Technologies Inc. (STI)
460 Ward Drive
Santa Barbara, CA 93111|
USA
Attention: Chief Executive Officer

11.10 Integration; severability
This License Agreement and all schedules, exhibits and attachments hereto constitute the entire agreement between the parties concerning the subject matter hereof. This License Agreement replaces and supersedes any prior verbal or written understandings, communications, or representations between the parties with respect to its subject matter. If any provision of this License Agreement will be held to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this License Agreement will otherwise remain in full force and effect and enforceable.
11.11 Construction; headings
Unless the context otherwise requires, the term including means “including but not limited to.” The section headings herein are provided for ease of reference only and will have no legal effect. This Agreement has been negotiated by the parties, which have had reasonable access to legal counsel. This Agreement will be fairly interpreted in accordance with its terms, without any construction in favor of or against either party as a result of having drafted any particular provision.
Confidential

EXHIBIT 10.25
11.12 Amendments; waivers; counterparts
This License Agreement may be amended or modified only with the prior written consent of both parties. The failure by a party to exercise any rights hereunder will not operate as a waiver of such party’s right or any other right in the future. This License Agreement may be executed in counterparts, each of which will be deemed an original.
In witness whereof, each of the parties has caused this License Agreement to be executed as of the date first written above by its duly authorized officer.

Superconductor Investments (Mauritius)	BAOLI Superconductor Technology Co,
LTD, a Delaware corporation	Ltd, a technologically-advanced contractual joint
venture within the territory of the People’s
Republic of China

By:	By:

Name:	Name:
Title:	Title:
Confidential

EXHIBIT 10.25
Schedule A– Definitions
“BaoLi Communications” means BAOLI Superconductor Technology Co, Ltd., a Chinese enterprise.
“Confidential Information” means all oral, written or recorded information about or related to the party (or any of its subsidiaries or other affiliates) or its or their technology, assets, liabilities, or business, which is furnished by its officers, directors, employees, agents or controlling persons, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, together with any summaries, extracts, analyses, compilations, studies or other documents or records prepared by the receiving party which contain, reflect or are generated from such information, regardless of whether explicitly identified as confidential. Confidential Information also includes the Proprietary Information and the Technology. For purpose of clarification, the Licensed Trademarks are not Confidential Information.
“Documentation” means any documentation or materials including reference, user, installation, systems administrator and technical guides relating to the use of the Technology.
“Effective Date” means the date ten days after the completion of the contribution to the capitalization of BSTC of BaoLi Communications as contemplated by the Joint Venture Contract between BaoLi Communications and STI dated December 8, 2007.
“BSTC Technology” means inventions or proprietary information that BSTC accomplishes or creates or to which BSTC acquires rights, other than the Technology.
“BSTC” means Huichun BaoLi Superconductor Technology Co Ltd, a technologically-advanced contractual joint venture in the People’s Republic of China.
“Junior Marks” is defined in Section 5.2.
“Licensed Trademarks” means the marks identified on Schedule D—Description of Licensed Trademarks.
“Minimum Royalty” means (x) zero in each calendar quarter through December 31, 2009 and (y) $250,000 per quarter in each calendar quarter thereafter.
“Product” means STI’s proprietary, cryogenic front-end receiver product to improve the performance of base stations in wireless telecommunication networks, more fully described as follows:
The Product is comprised of (i) a fixed frequency filter that passes the signals received from cell phone handsets and rejects other frequencies and (ii) an amplifier that increases the level of the signals that pass through the filter and adds very little noise in the process.
The filter is made using high temperature superconductor material, and because of the proprieties of this material, the filter can select frequencies to pass that are only slightly different than the frequencies that are rejected. This selectivity allows for example 849MHz to pass the filter, but 851MHz to be rejected, so that less than one millionth of the power leaks through the filter at that frequency.
The amplifier is a cryogenically-cooled, low-noise radio-frequency amplifier. All amplifiers add some electronic noise to the signal that is amplified, but because the Product’s amplifier is cooled to -320F, the electronic noise that it adds to the desired signal is minimized.
Confidential

Schedule A-1

EXHIBIT 10.25
The Product’s use is limited to serving cellular base stations. Typically cellular base stations use six separate antennas to receive the signals for cell phones, so each unit of the Product has six filters and six amplifiers.
The filters and amplifiers are mounted in a small enclosure (called a micro-enclosure) which is then placed inside a larger enclosure (called a dewar). The dewar is then evacuated to provide thermal isolation between the cryo-cooled micro-enclosure and the ambient environment. A cooler is then attached to the dewar to achieve the low temperatures necessary for the high temperature superconductor to work. A control board is added to monitor and control the functions of the unit.
The Product will have each of two specific forms:
1) For use in the 850MHz CDMA cellular network, the only variation in the Product from that heretofore implemented in the United States is an optimization of the filter (China uses only a sub-set of the frequencies used by the United States so an optimum design would narrow the filter used in STI’s SuperLink product), and a minor modification of the power supply.
2) For use in the TD-SCDMA network that is planned to operate in the 2,000MHz band, the only variation in the Product from that heretofore implemented in the United States is a modification to operate at 2,000MHz.
“Proprietary Information” means all information of STI that is not generally known to the public, whether of a technical, business or other nature (including trade secrets, know-how and information relating to the technology, customers, business plans, marketing activities, finances and other business affairs of STI), that is disclosed by STI to BSTC in written, oral, electronic and/or other form or that is otherwise learned by BSTC in the course of its discussions or dealings with, or its physical or electronic access to the premises of, STI, and that has been identified as being proprietary and/or confidential or that by the nature of the circumstances surrounding the disclosure or receipt should reasonably be construed as proprietary or confidential. Proprietary Information also includes (a) all information concerning the existence and progress of the parties’ dealings and the identity of STI’s vendors and strategic partners and (b) the existence of, and the data generated by, field trials involving STI’s products.
“Qualified Uses” of the Product means use by commercial and civilian telecommunications industry customers and shall expressly not include military use of any type or nature, whether direct or indirect.
“Revenues” means (a) gross revenues of BSTC or any successor or assign received or earned from sales of the Product either (i) using any Technology or (ii) associated with any Licensed Trademarks less (b) sales commissions paid to any unaffiliated third party and less (c) discounts and allowances to customers on such revenues and less (d) related shipping and taxes on revenues, but excluding (e) revenues and sales commissions on (i) the first 500 units of Product built during the initial development period from the kits provided by STI as contemplated herein and (ii) any sales from BSTC to STI or its designees.
“Royalty Statement” means a statement in English setting forth the Revenues during such quarterly period and a calculation of royalty due for the period.
“Technology” means (a) the Proprietary Information pertinent to the technology described on Schedule B—Description of Proprietary Information included in the Technology included in the Technology, together with the Documentation, delivered by STI to BSTC (b) corrections, updates, upgrades, enhancements, releases, fixes, new versions or other improvements of, modifications to, and derivative works of, such technology, Proprietary Information and Documentation developed
Confidential

Schedule A-2

EXHIBIT 10.25
by BSTC, and (c) the inventions object of the patents issued in China and patent filings made in China that are identified on Schedule C—Patents and Patent Applications, but only to the extent of their embodiment in the Product and solely for the purpose of manufacture and sale of the Product as permitted by this License Agreement. The Technology does not include any technology pertinent to certain aspects of the manufacturing process retained by STI based on factors including economics, feasibility and regulatory climate. The Technology does not include any technology the licensing or transfer of which is prohibited by any United States laws, regulations or governmental policies. If any technology otherwise licensed hereunder is excluded by reason of such laws, regulations or policies and not addressed through STI’s retention of aspects of the manufacturing process, STI will use reasonable efforts to obtain any required United States approval to include it in the Technology.
“Territory” means The People’s Republic of China, including its Special Administrative Regions of Hong Kong and Macau, but excluding Taiwan.
Confidential

Schedule A-3

EXHIBIT 10.25
Schedule B– Description of Proprietary Information included in the Technology
A. Proprietary Information pertinent to the manufacture of the Product includes information relative to the following:
1. Facility/factory layout
(a) locations and specifications for areas such as material receiving, inspection, material storage, assembly, test and shipping
(b) facility specifications such as electrical power requirements, liquid nitrogen plumbing, chilled water flow rates and clean room class specifications
(c) process flow descriptions using commercially available methodology for production planning such as Value Stream Mapping and Just In Time methods
2. Purchasing and procurement for precision mechanical and electronic parts
(a) disclosure of known vendors to produce parts and equipment, such as electrical RF connectors, RF switches, vacuum test equipment, circuit boards, hermitic seals, and precision machining
3. Final assembly and test
(a) final assembly and testing of RF filter assemblies using commercially available electrical test equipment
(b) routinization of assembly steps so as not to require special methods or techniques such as screw drivers, torque wrenches, etc.
(c) test equipment including noise figure meter, S-Parameter network analyzer, digital power meters, personal computers, and Agilent VEE or Lab View and Microsoft SQL software
(d) Electrical testing including RF filter performance, system operating temperatures, and electrical power consumption at several different temperature conditions found in a typical indoor controlled environment
4. Cooler assembly
(a) assembly of an enclosed cooler assembly using ultrasonic cleaning equipment, sand blasting, commercially available vacuum bake oven and epoxy curing ovens, TIG welding equipment, pressure testing, commercial vacuum leak tester, custom test equipment using commercially available components, temperature monitor, network analyzer (mechanical frequency tuning), and Lab View and Microsoft SQL software
5. Micro Enclosure
(a) assembly of a mechanical/electrical assembly using ultrasonic cleaning equipment, mechanical hardware, Miyachi wire soldering equipment, Kulicke & Saffa (K&S) gold wire ball bonder, and spot welding
(b) further elements of assembly including RF testing using S-Parameter network analyzer, digital power meter, personal computer, and Lab View and Microsoft SQL software
6. Dewar
(a) assembly of a mechanical vacuum housing with ultrasonic cleaning, LN2 handling, mechanical hardware, TIG welding, and commercially available vacuum leak tester.
(b) evacuating during assembly an enclosed housing with custom automated vacuum equipment which consists of commercial available ON-BOARD cryogenic vacuum pump and a Direct Logic 205 controller system
(c) RF testing using noise figure meter, S-Parameter network analyzer, digital power meter, personal computers, and Lab View and Microsoft SQL software
Confidential

Schedule B-1

EXHIBIT 10.25
B. Proprietary Information pertinent to the cryogenic cooling technology to cool the filters and amplifiers in the Product includes information relative to the following:
There are two areas of application of the cryogenic cooling technology in the Product: the cooler and the Dewar.
The cooler works by moving a piston back and forth with an electro magnet: the piston pushes helium gas back and forth driving a displacer. The displacer expands cold gas in one spot and compresses hot gas in another spot, pumping heat away from the cryogenic end. Proprietary technology is used to ensure that there is no friction as the piston and displacer move back and forth about sixty times per second. The cryogenic end of the cooler cools the filter and amplifier to a temperature of -320F, while the heat reject end of the cooler stays just a few degrees above ambient. Proprietary technology is employed throughout the cooler to enable it to work correctly over an extended lifetime with a low failure rate.
The Dewar works by reducing the heat flow. The Dewar reduces all the three sources of heat flow: convection, conduction, and radiation. Convection is eliminated by maintaining a vacuum between cold and ambient parts. The high vacuum is maintained for years using proprietary technology. Conduction is reduced using proprietary technology to connect the cold and ambient parts together. Finally radiation is reduced with the careful choice of features and surfaces, using proprietary technology.
Confidential

Schedule B-2

EXHIBIT 10.25
Schedule C– Patents and Patent Applications
Issued Patents in China

Patent No	Title	Inventors	Docket	Filing Date	Serial No	Issue Date	Description
ZL01808625.X	Stirling Cycle Cryocooler with Optimized Cold End Design	Hanes	OMM 0164	16-Apr-01	01808625.X	16-Feb-05	STI’s current cooler design
Pending Patent Applications in China

Serial No	Title	Docket	Inventors	Filing Date	Status	Description
3804170.7	Method and Apparatus for Minimizing Intermodulation With an Asymmetric Resonator	MNG 0056	Ye	19-Feb-03	published

3805589.9	Resonator and Coupling Method and Apparatus for a Microstrip Filter	MNG 0057	Ye	10-Mar-03	published

200480036124.X	Cryocooler Cold-end Assembly Apparatus and Method	MNG 0063	O’Baid, Hanes	23-Jun-06	published	deep drawn housing

200480035702.8	Growth of In-situ Thin Films by Reactive Evaporation	OMM 0349	Moeckly, Ruby	08-May-06	published	RCE

20058004737	RF-Properties-Optimized Compositions of (RE)Ba2Cu3O7-d Thin Film Superconductors	OMM 0365	Moeckly, Willemsen, Peng, Gilantsev	23-Jun-07	pending	substitution

PCT/US2005/042867	Systems and Methods for Tuning Filters	WAK 0004	Tsuzuki, Hernandez, Willemsen	30-Jul-07	pending	our “omnibus” tuning application
Confidential

Schedule C-1

EXHIBIT 10.25
Schedule D– Description of Licensed Trademarks

Trademark	Serial No.	Filing Date	Registration Date	Country
Schedule E- Training Plan
Confidential

Schedule D-1